EXHIBIT 99.1

NEWS RELEASE

For Information Contact:
David P. Tusa, Executive Vice President and Chief Financial Officer
210.302.0410
david.tusa@newcenturyequity.com
www.newcenturyequity.com

March 19, 2003

NEW CENTURY EQUITY HOLDINGS CORP.
RECEIVES NASDAQ LISTING EXTENSION

SAN ANTONIO, TX...New Century Equity Holdings Corp. (Nasdaq: NCEH) (the “Company”) announced the receipt yesterday from The Nasdaq Stock Market, Inc. of a 90-day extension, to May 12, 2003, to regain compliance with the minimum $1.00 bid price per share requirement. In order to regain compliance with the Nasdaq listing requirement, the bid price of the Company’s common stock must close at $1.00 per share or more for a minimum of ten (10) consecutive trading days prior to May 12, 2003. The Company is in compliance with other listing requirements including the minimum stockholders’ equity requirement of $5 million.

If compliance cannot be demonstrated by May 12, 2003 and the Nasdaq does not grant additional extensions or change the minimum trading price requirement, the Nasdaq will provide the Company with written notification that the Company’s common stock will be delisted.

About New Century Equity Holdings Corp.
New Century Equity Holdings Corp. (Nasdaq: NCEH) focuses on high growth, technology-based companies. The Company’s current holdings include Princeton eCom Corporation, Sharps Compliance Corp. and Microbilt Corporation. New Century (www.newcenturyequity.com) is a lead investor in Princeton eCom (www.princetonecom.com), a leading application service provider for electronic and Internet bill presentment and payment solutions. New Century is also an investor in Sharps Compliance Corp. (www.sharpsinc.com), a leading provider of medical-related disposal products and services for the healthcare, hospitality, residential and retail markets and Microbilt Corporation (www.microbilt.com), a leader in credit bureau data access and retrieval which provides credit solutions to the Financial, Leasing, Health Care, Insurance, Law Enforcement, Educational and Utilities industries. New Century Equity Holdings Corp. is headquartered in San Antonio, Texas.

        Certain statements contained herein are “forward-looking” statements (as such term is defined in the Private Securities Litigation Reform Act of 1995). Because such statements include risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Factors that could cause results to differ materially from those expressed or implied by such forward-looking statements include, but are not limited to, those discussed in filings made by the Company with the Securities and Exchange Commission.